Exhibit 99.5

FOR INFORMATION
James R. Edwards
303-837-2444
FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES ADDITIONAL EXTENSION
OF EXCHANGE OFFER FOR ITS 6 1/2% SENIOR NOTES

DENVER, CO - March 6, 2012- SM Energy Company (NYSE:SM) (the “Company”) today announces that it will extend its offer to exchange $350 million of its 6 1/2% Senior Notes due 2021, which have been registered under the Securities Act of 1933 (the "Exchange Notes"), in exchange for $350 million of its outstanding 6 1/2% Senior Notes due 2021, which were issued on November 8, 2011, in a private placement (the "Original Notes"). All other terms of the exchange offer, as described in the prospectus dated February 2, 2012, remain unchanged.
The exchange offer will now expire at 5:00 p.m. New York City time on March 6, 2012, unless further extended by the Company. The Company has been advised by its exchange agent that, as of March 5, 2012 at 5:00 p.m. New York City time, $349,095,000 in aggregate principal amount of the Original Notes had been validly tendered in exchange for an equal amount of Exchange Notes. The exchange offer is being extended in order to provide holders of the Original Notes, who have not yet tendered their notes for exchange, additional time to do so.
This press release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on January 31, 2012. The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus dated February 2, 2012, and the related letter of transmittal.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.